Exhibit 99.1

India Globalization Capital, Inc. (IGC) Announces Final Approval of Settlement

of Shareholder Class Action Lawsuits

POTOMAC, MD., April 18, 2022 (BUSINESS WIRE)-- India Globalization Capital, Inc. (the “Company”) (NYSE American: IGC) announces today that on April 13, 2022, the United States District Court for the District of Maryland entered an Order granting final approval of a settlement the Company and two of its officers (the “Class Action Defendants”) and the plaintiffs in two (2) previously disclosed shareholder class action lawsuits, both filed on November 2, 2018 and then consolidated on February 28, 2019: Tchatchou v. India Globalization Capital, Inc., et al., Civil Action No. 8:18-cv-03396; and Harris-Carr v. India Globalization Capital, Inc., et al., Civil Action No. 8:18-cv-03408 (collectively, the “Litigation”).

As previously disclosed, on April 6, 2021, the plaintiffs and Class Action Defendants reached an agreement in principle to settle all pending shareholder litigation matters, subject to the execution of formal settlement documentation and approval by the Court. On October 20, 2021, the plaintiffs and Class Action Defendants executed formal settlement documentation. The Company complied with its obligations under the settlement, with most of the settlement paid through the Company’s insurance policy, as previously disclosed. At the April 13, 2022 final settlement approval hearing, the Court issued an order granting final approval of the settlement and dismissing the Litigation. The settlement and related dismissal resolve all shareholder class action lawsuits pending against the Company and its officers. Additional information regarding the terms of settlement can be found on the Company’s February 10, 2022 Form 10-Q.

The Company is focused on working on Alzheimer’s disease. Having completed a Phase 1 trial on safety and tolerability using IGC-AD1, the first, naturally derived, THC based investigational new drug candidate, the Company is working on obtaining FDA approvals for a multisite, randomized, Phase 2, powered, placebo controlled, study to evaluate the efficacy of IGC-AD1 on neuropsychiatric symptoms, including agitation, associated with dementia due to Alzheimer’s. The Company will be presenting its findings at the 3rd Latinos & Alzheimer’s Symposium to be held in Florida on April 25 and 26, 2022.

Alzheimer’s disease impacts about 50 million people worldwide and about 5.5 million individuals in the U.S. Over 70% of these patients face one or more debilitating symptoms, including agitation, anxiety, and depression (Mendez, 2021). Agitation in dementia patients can include excessive physical movement and verbal activity, restlessness, pacing, belligerence, aggression, screaming, crying, and wandering. Currently, there is no FDA-approved medication to alleviate symptoms of dementia, such as agitation, due to Alzheimer’s disease. The Company is hopeful that eventually IGC-AD1 can help millions of Alzheimer’s patients worldwide that suffer from these neuropsychiatric symptoms.

About IGC:

India Globalization Capital, Inc. (IGC), headquartered in Maryland, engages in the development of cannabinoid-based therapies for healthcare applications. IGC recently completed the first Phase 1 safety and tolerability clinical trial for patients suffering from Alzheimer’s disease using a THC-based investigational new drug candidate. The Company also operates an infrastructure business based in India. www.igcinc.us, www.igcpharma.com.

Contact:

Claudia Grimaldi

info@igcinc.us

301-983-0998